Exhibit 4 (a) (i)

EXECUTION VERSION

DATED 29 May 2007

SMITH & NEPHEW PLC

Arranged by

BARCLAYS CAPITAL

LLOYDS TSB BANK PLC

THE ROYAL BANK OF SCOTLAND PLC

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

With

THE ROYAL BANK OF SCOTLAND PLC

as Facility Agent

FACILITY AGREEMENT

U.S. $2,500,000,000

Page I

34.	NOTICES	73

35.	LANGUAGE	75

36.	GOVERNING LAW	75

37.	ENFORCEMENT	75

SCHEDULE 1 ORIGINAL LENDERS		77

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		78

	PART A TO BE DELIVERED BEFORE THE FIRST REQUEST	78

	PART B FOR AN ADDITIONAL OBLIGOR	79

SCHEDULE 3		82

	PART A FORM OF REQUEST	82

	PART B FORM OF SELECTION NOTICE	83

SCHEDULE 4 MANDATORY COST FORMULAE		85

SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		88

SCHEDULE 6 FORM OF ACCESSION AGREEMENT		89

SCHEDULE 7 FORM OF RESIGNATION REQUEST		91

SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE		92

SCHEDULE 9 FORM OF SYNDICATION AGREEMENT		93

SCHEDULE 1 ORIGINAL PARTIES		98

SCHEDULE 2 LENDERS AND COMMITMENTS		99

SCHEDULE 3 LENDERS AND PARTICIPATIONS		100

Page II

THIS AGREEMENT is dated 29 May 2007

BETWEEN:

(1)	SMITH & NEPHEW PLC (the Company);

(2)	BARCLAYS CAPITAL, LLOYDS TSB BANK PLC, THE ROYAL BANK OF SCOTLAND PLC and SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING as arrangers (whether acting individually or together the Mandated Lead Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(4)	THE ROYAL BANK OF SCOTLAND PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 6 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement in accordance with Clause 28 (Changes to the Parties).

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement in accordance with Clause 28 (Changes to the Parties).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Administrative Party means a Mandated Lead Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Dollar Rate of Exchange shall have the meaning set out in Clause 6.1 (General).

Availability Period means the period from and including the date of this Agreement to and including:

(a)	in the case of Facility A, the earlier of the date of delivery of a Term Out Notice and the date falling 364 days after the date of this Agreement;

(b)	in the case of Facility B, the date falling one month before the Final Maturity Date for Facility B.

Borrower means the Company or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid as calculated pursuant to the terms of Clause 25.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Commitment means a Commitment, as so designated, of a Lender under a particular Facility.

Compliance Certificate has the meaning given to it in Clause 18.2 (Compliance Certificate).

Default means:

(a)	an Event of Default; or

(b)	an event referred to in Clause 21 (Default) which would be (with the expiry of a grace period or the giving of notice under the Finance Documents or any combination of them) an Event of Default.

Dollar Amount has the meaning ascribed thereto in Clause 6.5(b) (Optional Currency equivalents).

euro means the single currency of the Participating Member States.

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate or Interpolated Screen Rate (as relevant); or

(b)	if no Screen Rate or Interpolated Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European Interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

Event of Default means an event specified as such in this Agreement.

Existing Facility means the U.S.$600,000,000 revolving credit facility dated 30 September 2004.

Facilities means Facility A and Facility B.

Facility A means the revolving credit facility with term out option referred to in Clause 2.1 (Facility A).

Facility A Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Facility A Commitment and the amount of any other Facility A Commitment it acquires; and

(b)	for any other Lender, the amount of any Facility A Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement.

Facility A Extended Maturity Date has the meaning ascribed thereto in Clause 7.2 (Term Out Option).

Facility A Initial Maturity Date means the date falling 364 days after the date of this Agreement.

Facility A Margin means, subject to Clause 9.3 (Margin adjustments), 0.20 per cent. per annum.

Facility B means the multi currency revolving credit facility referred to in Clause 2.2 (Facility B).

Facility B Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Facility B Commitment and the amount of any other Facility B Commitment it acquires; and

(b)	for any other Lender, the amount of any Facility B Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, transferred or reduced under this Agreement.

Facility B Margin means, subject to Clause 9.3 (Margin adjustments), 0.25 per cent. per annum.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means:

(a)	in the case of Facility A, the Facility A Initial Maturity Date or, subject to Clause 7.2 (Term Out Option), the Facility A Extended Maturity Date;

(b)	in the case of Facility B, the date falling five years after the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	the Term Out Notice;

(e)	an Accession Agreement;

(f)	the Syndication Agreement; and

(g)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility (or dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any finance or capital lease as defined in accordance with the accounting principles applied in connection with the Original Financial Statements;

(e)	receivables sold or discounted (otherwise than on a non recourse basis);

(f)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and at any time the then marked to market value of the derivative transaction will be used to calculate its amount, such marked to market value being determined by reference to the documentation of that transaction or, if there is no such provision in the documentation, determined by the Company acting reasonably and on the basis of quotations from the relevant counterparty);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above,

provided that the definition of Financial Indebtedness does not include any indebtedness owing from a member of the Group to another member of the Group.

Fitch means Fitch Ratings Limited or Fitch Ratings Inc. (as appropriate), or any successor to its ratings business.

Group means the Company and its Subsidiaries.

Guarantor means the Company or an Additional Guarantor.

Holding Company means a holding company within the meaning of section 736 of the Companies Act 1985.

IBOR means LIBOR or EURIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on the overall capital of a Finance Party or any of its Affiliates; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interpolated Screen Rate means the rate in respect of the relevant Interest Period for a Term for which no Screen Rate is available calculated using a floating rate derived using straight line interpolation between the floating rate for a period next shorter than such Interest Period and the floating rate for a period next longer than such Interest Period;

Lender means:

(a)	an Original Lender; or

(b)	each new Lender which has become a party to this Agreement in relation to a Facility in accordance with Clause 28 (Changes to the Parties).

LIBOR means for any Loan or overdue amount:

(a)	the applicable Screen Rate or Interpolated Screen Rate (as relevant); or

(b)	if no Screen Rate or Interpolated Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to its Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 60 per cent. or more of the aggregate of all the Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 60 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 60 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

Margin means the Facility A Margin or the Facility B Margin, as the case may be.

Material Adverse Effect means a material adverse effect on the ability of an Obligor to comply with its payment obligations under this Agreement or the ability of the Company to comply with its obligations under Clause 19.3 (Gearing) or Clause 19.4 (Interest cover).

Material Subsidiary means, at any time, a Subsidiary of the Company:

(a)	whose gross assets (excluding intra Group items) then equal or exceed 15 per cent. of the gross assets of the Group; or

(b)	whose earnings before interest and tax (excluding intra Group items) then equal or exceed 15 per cent. of the earnings before interest and tax of the Group.

For this purpose:

(i)	the gross assets or earnings before interest and tax of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(ii)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or earnings before interest and tax of that Subsidiary will be determined from its latest financial statements;

(iii)	the gross assets or earnings before interest and tax of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or earnings before interest and tax of any company or business subsequently acquired or disposed of; and

(iv)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Maturity Date means, for a Revolving Loan, the last day of its Term.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Obligor means a Borrower or a Guarantor.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December 2005.

Participating Member State means a member state of the European Communities that adopts the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

Party means a party to this Agreement.

Pro Rata Share means on a particular date:

(a)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(b)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(c)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(d)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of paragraph (d) above, the Facility Agent will determine whether the term in any case relates to a particular Facility.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euros); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euros,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means Barclays Bank PLC, The Royal Bank of Scotland plc, Lloyds TSB Bank plc and Société Générale and any other bank or financial institution agreed by the Facility Agent and the Company under this Agreement.

Repeating Representations means the representations that are deemed to be repeated under this Agreement.

Request means a request for a Loan, substantially in the form of Part A of Schedule 3 (Form of Request).

Revolving Loan means a Loan under Facility B and a Loan under Facility A that is not a Term Loan.

Rollover Loan means one or more Revolving Loans:

(a)	to be made on the same day that a maturing Loan drawn under the same Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made to the same Borrower for the purpose of refinancing a maturing Loan.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate (if any); and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the

Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Selection Notice means a notice substantially in the form set out in Part B of Schedule 3 (Form of Selection Notice) given in accordance with Clause 10 (Terms).

Standard & Poor’s means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc., or any successor to its ratings business.

Sterling or £ means the lawful currency for the time being of the United Kingdom.

Subsidiary means:

(a)	a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)	for the purposes of Clause 19 (Financial covenants), unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

Swiss Borrower means any Borrower qualifying as Swiss resident (Inländer) pursuant to art. 9 of the Swiss Federal Withholding Tax Statute.

Swiss Francs or CHF means the lawful currency for the time being of Switzerland.

Swiss Qualifying Lender means a financial institution which qualifies as a bank pursuant to the laws of the jurisdiction where its office is located in which it books the loan hereunder and which carries on a genuine banking activity as per explanatory notes of the Swiss Federal Tax Administration No. S-02.128(1.2000), S-02.122.1(4.1999) and S-02-123(9.86) as amended from time to time.

Syndication means the primary syndication by the Mandated Lead Arrangers of the Facilities.

Syndication Agreement means an agreement between, among others, the Company and the Finance Parties for the purpose of the accession of New Lenders (as defined in Clause 28.3 (Assignments and transfers by Lenders)) in Syndication substantially in the form set out in Schedule 9.

TARGET Day means a day on which the Trans European Automated Real time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction, including a Tax gross-up under Clause 12.2 (Tax Gross-up) or a payment made under Clause 12.3 (Tax Indemnity).

Ten Non-Bank Regulations means the regulations pursuant to the explanatory notes of the Swiss Federal Tax Administration No. S-02.128(1.2000) and S-02.122.1(4.1999) or legislation or explanatory notes addressing the same issues which are in force at such time pursuant to which, in the version currently in force, not more than ten persons or legal entities may participate in the Facilities whether as a Lender or sub-participant or otherwise in order to not trigger Swiss Withholding Tax.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Term Loan means a Loan under Facility A that has been converted into a term loan on the Term Out Date pursuant to Clause 7.2 (Term Out Option).

Term Out Date means the date falling 3 Business Days after the date of the Term Out Notice.

Term Out Notice means a notice in the form set out in Part C of Schedule 3 (Form of Term Out Notice).

Term Out Option means the option of the Borrowers under Clause 7.2 (Term Out Option) to elect to convert Loans under Facility A into term loans.

Total A Commitments means the aggregate of the Facility A Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total B Commitments means the aggregate of the Facility B Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate in the form of Schedule 5 (Form of Transfer Certificate) with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Twenty Non-Bank Rule means the regulations pursuant to the explanatory note S-02.122.1(4.99) of the Swiss Federal Tax Administration (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which, in the version currently in force, the aggregate number of persons and legal entities, which are not Swiss Qualifying Lenders and to which a Swiss Borrower owes interest-bearing borrowed money under all interest-bearing instruments taken together (other than bond issues which are subject to Swiss Withholding Tax), shall not exceed twenty at any time in order to not trigger Swiss Withholding Tax.

U.K. means the United Kingdom of Great Britain and Northern Ireland.

U.S. means the United States of America including any state of the United States of America and the District of Colombia.

U.S. Dollars or U.S.$ means the lawful currency for the time being of the United States of America.

Utilisation Date means the date on which any Facility is utilised.

1.2	Construction

(a)	The following definitions have the meanings given to them in Clause 19 (Financial covenants):

(i)	Consolidated Total Net Borrowings;

(ii)	Consolidated EBITDA; and

(iii)	Consolidated Net Interest Payable.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended is to be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

Barclays Capital means Barclays Capital, the investment banking division of Barclays Bank PLC;

Société Générale Corporate & Investment Banking means Société Générale Corporate & Investment Banking, the corporate and investment banking division of Société Générale;

indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter governmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;

(ii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(iii)	a Default being outstanding means that it has not been remedied or waived;

(iv)	a provision of law is a reference to that provision as extended, applied, amended or re enacted and includes any subordinate legislation;

(v)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(vi)	a person includes its successors in title, permitted assigns and permitted transferees;

(vii)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(viii)	a time of day is a reference to London time.

(c)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the calendar month in which it is to end.

(d) (i)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(ii)	Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

(e)	A reference to a Party will not include that Party if it has ceased to be a Party under this Agreement.

(f)	Unless the contrary intention appears:

(i)	a term used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(ii)	any non-payment obligation of an Obligor under the Finance Documents remains in force for so long as any payment obligation is or may be outstanding under the Finance Documents;

(iii)	the headings in this Agreement do not affect its interpretation; and

(iv)	if there is an inconsistency between this Agreement and any other Finance Document, the other Finance Document will prevail.

2.	FACILITIES

2.1	Facility A

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a 364 day multi currency revolving credit facility in an aggregate amount equal to the Total A Commitments with an option to convert such facility into a term loan facility in accordance with Clause 7.2 (Term Out Option).

2.2	Facility B

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multi currency revolving credit facility in an aggregate amount equal to the Total B Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents; no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents; and

(b)	the rights of a Finance Party under the Finance Documents are separate and independent rights, and a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE

3.1	Loans

Each Loan under the Facilities may only be used in or towards:

(a)	general corporate purposes of the Group (including (without limitation) the working capital requirements, financing the acquisition of assets or businesses, share buy-backs or special dividend payments); and

(b)	refinancing the Existing Facility.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of any Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part A of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification as soon as reasonably practicable.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Event of Default and, in the case of a Loan other than a Rollover Loan, no Default, is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 30 Loans outstanding.

5.	UTILISATION

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies the Facility under which the Loan is to be made;

(c)	the Utilisation Date is a Business Day falling within the relevant Availability Period for that Loan; and

(d)	the proposed currency, amount and Term comply with this Agreement.

Only one Loan may be requested in a Request.

5.3	Amount of Loan

(a)	Unless agreed otherwise by the Facility Agent and except as provided below, the amount of the Loan must be a minimum of U.S.$10,000,000 and an integral multiple of U.S.$1,000,000, or their equivalents in accordance with Clause 6 (Optional Currencies).

(b)	The amount of the Loan may also be the balance of the relevant undrawn Commitments in respect of a Facility or such other amount as the Facility Agent or the Lenders may agree.

(c)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

5.4	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	No Lender is obliged to participate in a Loan if as a result:

(i)	its share in the Loans under a Facility would exceed its Commitment for that Facility; or

(ii)	the Loans would exceed the Total Commitments.

(c)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower on the Utilisation Date.

6.	OPTIONAL CURRENCIES

6.1	General

In this Clause:

(a)	Agent’s Dollar Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with U.S. Dollars at or about 11.00 a.m. on a particular day.

(b)	Committed Currency means Sterling, euro and Swiss Francs.

(c)	Optional Currency means any currency (other than U.S. Dollars) in which a Loan may be denominated under this Agreement.

6.2	Selection

(a)	A Borrower must select the currency of a Loan, in the case of initial Utilisation in its Request and, afterwards in relation to a Term Loan, in a Selection Notice.

(b)	The amount of a Loan requested in an Optional Currency other than a Committed Currency must be in a minimum amount of the equivalent of U.S.$10,000,000 and an integral multiple of 1,000,000 units of that currency.

(c)	The amount of a Loan requested in a Committed Currency must be:

(i)	in the case of Sterling, £5,000,000 and an integral multiple of £1,000,000;

(ii)	in the case of euro, €10,000,000 and an integral multiple of €1,000,000; and

(iii)	in the case of Swiss Francs, CHF10,000,000 and an integral multiple of CHF1,000,000.

(d)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than 10 currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into U.S. Dollars in the London interbank market on the Rate Fixing Day and the first day of that Term; or

(ii)	that Optional Currency is a Committed Currency or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency (other than a Committed Currency), the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency (other than a Committed Currency) requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in a Loan in U.S. Dollars; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in U.S. Dollars during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

6.5	Optional Currency equivalents

(a)	The equivalent in U.S. Dollars of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount of a Loan;

(iii)	the share of a Lender in a Loan;

(iv)	the amount of any repayment of a Loan; or

(v)	the undrawn amount of a Lender’s Commitment,

is its Dollar Amount.

(b)	The Dollar Amount of a Loan or part of a Loan means:

(i)	if the Loan is denominated in U.S. Dollars, its amount;

(ii)	if the Loan is a Term Loan denominated in an Optional Currency, its equivalent in U.S. Dollars (calculated on the basis of the Agent’s Dollar Rate of Exchange one Business Day before the Rate Fixing Day for the proposed or current Term of that Term Loan) as if it had first been drawn down and had remained denominated in U.S. Dollars, adjusted to reflect any repayment or prepayment of that Term Loan; or

(iii)	in the case of any other Loan denominated in an Optional Currency, its equivalent in U.S. Dollars calculated on the basis of the Agent’s Dollar Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

(c)	The rate of exchange to be used for calculating the amount in U.S. Dollars of any repayment or prepayment of a Term Loan in an Optional Currency is that last used for determining the current amount of that Term Loan in that Optional Currency.

6.6	Term Loan - change of currency

(a)	A Term Loan will remain denominated in the same currency through successive Terms, unless the currency is changed under paragraph (b) below.

(b)	A Borrower may change the currency of a Term Loan with effect from the start of a Term in a Selection Notice. That Term Loan will remain denominated in that currency until it is changed again under this Subclause.

(c)	If a Term Loan is to be denominated in different currencies during successive Terms:

(i)	a Borrower must repay that Term Loan on the last day of its current Term in the currency in which it is then denominated (the old currency); and

(ii)	the Lenders must, subject to the terms of this Agreement, re-advance the Term Loan in the currency in which the relevant Borrower requires the Term Loan to be denominated for the next Term (the new currency).

The amount of the Loan in the new currency will be calculated by reference to its Dollar Amount.

(d)	Alternatively, if the Facility Agent and the relevant Borrower agree:

(i)	the Facility Agent may apply the amount (or so much of that amount as is necessary) of the Term Loan in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of the relevant Borrower to repay the Term Loan in the old currency;

(ii)	the Facility Agent must apply any amount of the old currency purchased under sub-paragraph (i) above towards repaying the Term Loan in the old currency;

(iii)	the Facility Agent will promptly notify the relevant Borrower if there is a shortfall or an excess;

(iv)	if there is a shortfall, the relevant Borrower must pay to the Facility Agent on the date the Term Loan is due to be repaid in the old currency an amount in the old currency equal to the shortfall; and

(v)	if there is an excess, the Facility Agent must pay to the relevant Borrower on the date the Term Loan is due to be repaid in the old currency an amount in the new currency equal to the excess.

(e)	If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:

(i)	the Facility Agent must notify the relevant Borrower and the Lenders promptly;

(ii)	the Term Loan will remain in the old currency until the next day which is a Business Day for both the old currency and the new currency; and

(iii)	during this period, the Term Loan will have Terms running from one Business Day to the next Business Day.

(f)	The Company shall indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of any foreign exchange contract entered into for the purpose of this Clause.

6.7	Term Loan - continuing in same Optional Currency

(a)	If a Term Loan is to be denominated in the same Optional Currency during two successive Terms, the Facility Agent must calculate the amount of the Term Loan in the Optional Currency for the second of those Terms.

(b)	The amount of the Term Loan in the Optional Currency for the second Term will be the amount determined by notionally converting into that Optional Currency the Dollar Amount of the Term Loan on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

(c)	If the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Term, the relevant Borrower must pay to the Facility Agent for distribution to the Lenders of that Term Loan in the Pro Rata Share, subject to paragraph (e) below, on the last day of the first Term an amount equal to the difference.

(d)	If the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Term, each Lender must pay to the Facility Agent for distribution to the Lenders of that Term Loan in the Pro Rata Share, subject to paragraph (e) below, on the last day of the first Term its Pro Rata Share of the difference.

(e)	If the calculation made by the Facility Agent under paragraph (a) above shows that the amount of the Term Loan in the Optional Currency has increased or decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (c) or (d) above, no payment is required under paragraph (c) or (d) above.

6.8	Conditions precedent

The obligation of each Lender under this Clause to re-advance its share of a Term Loan in a new currency or make any payment increasing the amount of a Term Loan in an Optional Currency is subject to the condition precedent that on the date of the relevant payment:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from that payment.

6.9	Notification

The Facility Agent must notify the Lenders and the Company of the relevant Dollar Amount (and the applicable Agent’s Dollar Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

7.1	Repayment of Loans

(a)	Each Borrower must repay each Revolving Loan made to it in full on its Maturity Date.

(b)	Subject to Clause 7.2 (Term Out Option), each Borrower must repay all Facility A Loans made to it and which are outstanding on the Facility A Initial Maturity Date (other than Term Loans) in full on the Facility A Initial Maturity Date.

(c)	Each Borrower must repay each Term Loan made to it in full on the Facility A Extended Maturity Date.

(d)	Each Borrower must repay all Facility B Loans made to it and which are outstanding on the Final Maturity Date for Facility B in full on the Final Maturity Date for Facility B.

(e)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re borrowed or redrawn.

7.2	Term Out Option

(a)	Unless a Default has occurred which is outstanding on the date of delivery of the Term Out Notice, the Company, on behalf of the Borrowers under Facility A, may exercise the Term Out Option by delivering a Term Out Notice to the Facility Agent not more than 45 days and not less than 15 days before the Facility A Initial Maturity Date. Only one such notice may be given and such notice shall be irrevocable.

(b)	The Term Out Notice shall:

(i)	specify the Loan(s) (being Loans outstanding under Facility A on the date of the Term Out Notice, the Maturity Dates of which fall after the proposed Term Out Date) in relation to which the Term Out Option is being exercised; and

(ii)	specify the date to which the Final Maturity Date for Facility A is to be extended, which shall be not later than the Final Maturity Date for Facility B (the Facility A Extended Maturity Date).

(c)	The Facility Agent shall promptly notify each Lender of the Loans specified in the Term Out Notice and the Facility A Extended Maturity Date.

(d)	If the Term Out Option is so exercised then on the Term Out Date:

(i)	all Facility A Commitments shall be automatically cancelled and any Loans specified in the Term Out Notice shall be converted into Term Loans; and

(ii)	the Final Maturity Date for Facility A shall be extended to the Facility A Extended Maturity Date.

(e)	Clause 9 (Interest) and Clause 10 (Terms) shall apply to any Loan in relation to which the Term Out Option has been exercised.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Loan utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the earlier of:

(i)	the latest date allowed by law; and

(ii)	the last day of the current Term of that Loan.

8.2	Mandatory prepayment - change of control

(a)	The Company must promptly notify the Facility Agent if it becomes aware of any person or group of persons acting in concert which acquires control of the Company.

(b)	After notification under paragraph (a) above, each Lender may by notice to the Company:

(i)	cancel its Commitments; and

(ii)	demand that its participation in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable.

Any such notice will take effect in accordance with its terms.

(c)	In paragraph (a) above:

(i)	control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988; and

(ii)	acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Mandatory prepayment – debt fundraising

(a)	In this Clause 8.3:

net fundraising proceeds means the cash or cash equivalent proceeds received by a member of the Group as a result of a member of the Group issuing a public bond or effecting a private placement (a relevant fundraising) after deducting:

(i)	fees and transaction costs directly incurred and fairly attributable to that relevant fundraising; and

(ii)	Taxes paid or reasonably estimated by the Group to be payable (as certified by the Company to the Facility Agent) as a result of that relevant fundraising.

(b)	The Total Facility A Commitments will be reduced by an amount equal to net fundraising proceeds received by any member of the Group prior to the Term Out Date. The Company must apply (or ensure that another Borrower applies) an amount, not exceeding the net fundraising proceeds then received, towards prepaying such amount of the Facility A Loans as shall be required to be prepaid to ensure that the aggregate principle amount of Facility A Loans outstanding does not exceed the Total Facility A Commitment following the cancellation referred to in the previous sentence.

(c)	Any cancellation or prepayment under this Subclause must be made on or before the earlier of:

(i)	ten Business Days after the net fundraising proceeds are received by the relevant member of the Group; and

(ii)	the last day of the Term of the Loan to be prepaid in which the relevant fundraising or receipt occurred.

8.4	Mandatory prepayment – effectiveness of Finance Documents

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent promptly if either:

(i)	it is or becomes unlawful for any Obligor (other than the Company) to perform any of its obligations under the Finance Documents; or

(ii)	any Obligor (other than the Company) repudiates a Finance Document or purports to repudiate a Finance Document.

(b)	After notification under paragraph (a) above:

(i)	the Obligors must repay or prepay each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	within three Business Days following receipt by the Company of notice from the Facility Agent; or

(ii)	if allowed by the relevant law, the last day of the current Term of that Loan.

8.5	Voluntary prepayment

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay (or ensure that another Borrower prepays) any Loan made to the relevant Obligor at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of U.S.$5,000,000 (or its equivalent) and an integral multiple of U.S.$1,000,000 (or its equivalent).

8.6	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the relevant Availability Period.

8.7	Voluntary cancellation

(a)	The Company may, by giving not less than 5 Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Commitments in respect of a specified Facility in whole or in part.

(b)	Partial cancellation of the Commitments under a specified Facility must be in a minimum amount of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.8	Involuntary prepayment and cancellation

(a)	If the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Loan drawn by that Borrower on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the last day of the current Term for that Loan or, if earlier, the date specified by the Company in its notification.

8.9	Re borrowing of Loans

(a)	Any voluntary prepayment of a Revolving Loan may be re borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Loan may not be re borrowed.

(b)	No amount of a Term Loan prepaid under this Agreement may subsequently be re borrowed.

8.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Facility Agent may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or (in the case of a Loan denominated in euro) EURIBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six monthly intervals after the first day of that Term.

9.3	Margin adjustments

(a)	Subject to paragraphs (b) and (c) below, beginning on the date of delivery of the Compliance Certificate provided in relation to the financial year ending on 31 December 2007, the Margin will be determined by reference to the table below and the information set out in the most recent Compliance Certificate provided under Clause 18.2 (Compliance Certificate):

Column 1 Ratio of Consolidated Total Net Borrowings to Consolidated EBITDA	Column 2 Margin (per cent. per annum)
	Facility A Term Loans	Facility B
Greater than 2.0:1	0.275	0.275
Less than or equal to 2.0:1 but greater than 1.0:1	0.25	0.25
Less than or equal to 1.0:1	0.20	0.20

(b)	The Margin in respect of Revolving Loans under Facility A shall, at all times be 0.20 per cent. per annum.

(c)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(ii)	an Event of Default is outstanding,

the Margin for each Facility will be the highest rate applicable to that Facility set out in paragraph (a) above.

(d)	Any change to the Margin under this Subclause will take effect in relation to a Loan on the second Business Day after delivery of the relevant Compliance Certificate.

(e)	The Margin in respect of any Facility A Loan converted in accordance with Clause 7.2 (Term Out Option) shall be the Margin for Revolving Loans under Facility A (set out at paragraph (b) above) until the Term Out Date, on which date it shall become the Margin for Facility A Loans (set out at paragraph (a) above).

9.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan under the Facility to which the overdue amount relates in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.6	Minimum Interest

(a)	The rates of interest provided for in this Agreement, including, without limitation this Clause 9 (Interest), are minimum interest rates.

(b)	When entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in this Clause 9 or in other Clauses of this Agreement is not and will not become subject to Swiss anticipatory tax (Verrechnungssteuer; Swiss Withholding Tax). Notwithstanding that the Parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by a Swiss Borrower, the payment of interest due by such a Swiss Borrower shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.

(c)	For the purposes of this Clause 9.6, Non-refundable Portion of Swiss Withholding Tax shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35 per cent.) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the non-refundable portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.

(d)	Each Swiss Borrower shall provide to the Facility Agent the documents required by law or applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Withholding Tax so deducted.

10.	TERMS

10.1	Selection - Term Loans

(a)	Each Term Loan has successive Terms.

(b)	The first Term for each Term Loan shall be the same as the Term of the Revolving Loan converted to produce that Term Loan on the Term Out Date, and will have the same commencement date.

(c)	The relevant Borrower must select each subsequent Term in a Selection Notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Subject to paragraph (b) above, each Term for a Term Loan will start on the expiry of its preceding Term.

(d)	If the Company or a Borrower fails to deliver a Selection Notice under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be one month.

(e)	Subject to the following provisions of this Clause, each Term for a Term Loan will be four weeks or one, two, three or six months or any other period agreed by the Company and the Lenders.

10.2	Selection – Revolving Loans

(a)	Each Revolving Loan has one Term only.

(b)	A Borrower must select the Term for a Revolving Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Revolving Loan will be four weeks, one month, two months, three months or six months or any other period agreed by a Borrower (or the Company on its behalf) and the Lenders.

10.3	No overrunning the Final Maturity Date

If a Term would otherwise overrun the relevant Final Maturity Date, it will be shortened so that it ends on the relevant Final Maturity Date.

10.4	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

10.5	Notification

The Facility Agent must notify the relevant Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations in good faith for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.	TAXES

12.1	General

In this Clause:

Code means the United States Internal Revenue Code of 1986.

IRS means the United States Internal Revenue Service or any successor thereto.

Qualifying Lender means, (i) with respect to a Loan made to a Borrower incorporated in the United Kingdom, a Lender described in Clause (a) or (b) below; and (ii) with respect to a payment made by a U.S. Obligor or otherwise treated under the Code as United States source interest, a Lender described in Clause (c) below:

(a)	a U.K. Lender;

(b)	a U.K. Treaty Lender; or

(c)	a U.S. Qualifying Lender.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

U.K. Treaty Lender means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest, except that for this purpose it shall be assumed that the following are satisfied:

(i)	any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower and a Lender or between both of them and another person, or to the amounts or terms of any Loan or the Finance Documents; and

(ii)	any necessary procedural formalities.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

U.K. Lender means a Lender which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purpose of section 879 of the Income Tax Act 2007 (as currently defined in section 991 of the Income Tax Act 2007) at the time the Loan was made.

U.S. Obligor means an Obligor incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

U.S. Person has the meaning given to it in Section 7701(a)(30) of the United States Internal Revenue Code of 1986.

U.S. Qualifying Lender means a Lender which is

(a)	a U.S. Lender; or

(b)	a U.S. Treaty Lender,

who complies with the following:

(i)	(A)	Each Lender which is not a U.S. Person must supply to the Facility Agent and each U.S. Obligor:

(I)	two duly executed U.S. Internal Revenue Service Forms W-8BEN or W-8ECI (as appropriate); or

(II)	if applicable, two duly executed U.S. Internal Revenue Service Forms W-8IMY together with the applicable accompanying duly executed copies of U.S. Internal Revenue Service Forms W-8 or W-9 (as appropriate), as the case may be, or any successor thereto, in each case evidencing the Lender’s entitlement to a complete exemption from U.S. withholding tax on payments to it under the Finance Documents.

(B)

Each Lender that is a U.S. Person (other than a Lender that is treated as an exempt recipient based on the indicators described in U.S. Treas. Reg. § 1.6049-4(c)(1)(ii)) must supply to the Facility Agent and to each U.S. Obligor, two duly executed U.S. Internal Revenue Service Forms W-9 certifying that the relevant Lender is not subject to United States backup withholding tax on payments made under the Finance Documents.

(ii)	A Lender must comply with its obligations under paragraph (i) above as soon as practicable after the date it becomes a Party or (if later) the date the U.S. Obligor becomes a Party and from time to time thereafter before the date any such form becomes obsolete or invalid.

(iii)	A Lender is not obliged to supply any form under paragraph (i) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

U.S. Lender means a Lender who is a U.S. person or U.S. branch of a foreign corporation.

U.S. Treaty Lender means a Lender which is entitled to a complete exemption from U.S. taxation on interest under a double taxation agreement between that Lender’s country of tax residence and the United States.

Treaty Lender means a U.K. Treaty Lender or a U.S. Treaty Lender.

12.2	Tax gross up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment under paragraph (c) above to a Lender for a Tax Deduction in respect of tax imposed by the UK, the US or Switzerland, as the case may be, from a payment of interest on a Loan, if, on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender in respect of that payment, unless the altered status results from any change after the later of the date of this Agreement or the date that such Lender becomes a party to this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(ii)	the Obligor is able to demonstrate that the Tax Deduction would not have been made if the Lender had complied with its obligations under paragraph (g) below; or

(iii)	the Tax Deduction is imposed by the U.S. and the Lender is incorporated, resident or carrying on business for tax purposes in the U.S. or is imposed as a result of the Lender having some connection to the U.S. beyond being a Lender under this Agreement and receiving payments thereunder; or

(iv)	an existing Lender that originally qualified as Swiss Qualifying Lender does no longer qualify as a Swiss Qualifying Lender and thereby the Ten-Non Bank Regulations have been breached, in which case also Clause 9.6 (Minimum Interest) shall not apply in respect of such Lender.

(e)	If an Obligor is required to make a Tax Deduction, it must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(f)	Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(g)	A Lender must co operate with each Obligor in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction imposed by a U.K. or U.S. taxing authority, as the case may be.

(h)	In particular with respect to Swiss Withholding Tax, a Swiss Obligor shall only be required to make a gross-up payment pursuant to this Clause 12.2 if and to the extent that such a payment is permitted by applicable Swiss law in force at the relevant time.

12.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident or carrying on business for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to any amount compensated for under Subclause 12.2 (Tax gross-up) above, or which would have been compensated for under Subclause 12.2 (Tax gross-up) above but for an exception to that Subclause.

(d)	A Finance Party making, or intending to make, a claim under paragraph (b) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

(e)	For the avoidance of doubt, the tax indemnity obligation of the Company applies also in case of the applicability of Clause 12.2(h) regardless of the fact that a Swiss Obligor is prohibited to make a gross-up payment.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the relevant Finance Party has used that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after tax position as it would have been in if the Tax Payment had not been made by the Obligor.

12.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

12.6	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any Tax (including value added tax) which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of the Obligor under paragraph (a) above will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant Tax.

12.7	German Thin Capitalisation

(a)	For the purposes of providing evidence to the German tax authorities in relation to the absence of any detrimental recourse situation (back-to-back financing) as defined in the tax circulars issued by the German Federal Ministry of Finance (Bundesfinanzministerium) dated 20 October 2005, docket no. IV B 7 – S 2742a – 43/05, and dated 16 March 2006, docket no. IV B 7 – S2742a – 6/06, the Facility Agent acting on behalf of the Lenders and on the basis of information provided by the Lenders agrees to provide any Borrower subject to German taxation (German Borrower) imposed by way of assessment (Veranlagung) with a letter of confirmation (Tax Certificate) substantially in the form of Schedule 10 (Form of German Tax Certificate).

(b)	A Tax Certificate shall be provided to the German Borrowers as soon as reasonably practical but not earlier than thirty (30) days after the first Utilisation Date by a German Borrower. Thereafter, each German Borrower shall request a new Tax Certificate to be issued within ten (10) days whenever any of the details provided under Subclause (c) below change and until full repayment of the Loans to that German Borrower.

(c)	For the purpose of enabling the Facility Agent acting on behalf of the Lenders to provide a Tax Certificate, each German Borrower shall, promptly upon request by the Facility Agent and in any event within five (5) days of such request, deliver to the Facility Agent the details necessary to provide the Tax Certificates, including a draft of the Tax Certificate including its annexes (if any).

(d)	When providing the information under Subclause (c) above, each German Borrower confirms that, to its best knowledge and after due enquiry, it is not aware of any circumstances as a result of which the Tax Certificate to be given in relation to that information is not correct. Each German Borrower shall inform the Facility Agent without undue delay should it become aware after due inquiry that any Tax Certificate is inaccurate, incomplete or misleading.

(e) (i)	Each German Borrower acknowledges that the Facility Agent acting on behalf of the Lenders gives the Tax Certificate exclusively at the request of that German Borrower and solely for providing proof to the German tax authorities of the absence of any back-to-back-financing with respect to this Agreement.

(ii)	No Finance Party is responsible for the German Borrowers’ tax position or for achieving any certain tax treatment of the German Borrowers.

(iii)	Each German Borrower confirms that a Tax Certificate is not given for the German Borrower or any of its Affiliates to rely on, but only for delivery to the competent tax authorities and that, therefore, no German Borrower or any of its Affiliates will raise any claims against a Finance Party based on, or in connection with, a Tax Certificate.

(iv)	Each German Borrower agrees to indemnify and hold each Finance Party harmless from any reasonable costs and expenses (including legal fees) resulting from or incurred in connection with the issuance of any Tax Certificate and from potential or actual claim that might be made against a Finance Party with respect to a Tax Certificate.

(f)	No Finance Party is providing any legal and/or tax advice to any other Party with respect to this Agreement. It is the responsibility of each German Borrower to consult its own legal and tax advisers.

(g)	Each German Borrower, also in its role as provider of further Security releases each Lender from its duty of confidentiality and/or obligation of bank secrecy (Bankgeheimnis) with regard to the issuance of the Tax Certificates to the German Borrowers and their submission to the German tax authorities.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

13.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause, or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or any of its Affiliates;

(c)	attributable to a Finance Party or its Affiliate wilfully or grossly negligently failing to comply with any law or regulation;

(d)	not claimed in the manner set out in Clause 13.3 (Claims); or

(e)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

13.3	Claims

A Finance Party intending to make a claim for an Increased Cost must, within 180 days of becoming aware of the circumstances giving rise to such a claim, notify the Company in writing of such circumstances setting out in detail the basis of calculation of such a claim.

14.	MITIGATION

14.1	Mitigation

(a)	Each Finance Party must, in agreement with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or any claim under Clause 13.1 (Increased Costs) being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(c)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in U.S. Dollars.

15.4	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may (with the consent and at the expense of the relevant Obligor) apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum had not been made available, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.5	No set off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

15.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Guarantor jointly and severally (if there is more than one Guarantor) and irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all its payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under any Finance Document, that Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor;

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover; and

(d)	agrees that:

(i)	this is a guarantee of payment and not a guarantee of collection;

(ii)	its obligations under this guarantee are independent of the validity or enforceability of any or all of the obligations of any or all of the Obligors; and

(iii)	a separate action may be brought and prosecuted against that Guarantor whether or not any action is brought against any or all of the Obligors.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee will enure to the benefit of any New Lender (as defined in Clause 28 (Changes to the Parties)) to which has been assigned or transferred (including by way of novation) any or all of the rights and/or obligation of a Lender under this Agreement.

16.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or reduced or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment, novation, supplement, extension or restatement (however fundamental and whether or not more onerous) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceeding relating to any Obligor.

16.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

16.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

16.9	U.S. Guarantors

(a)	In this Subclause:

fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law;

U.S. Guarantor means any Guarantor incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia) or that resides or has a place of business or property in the United States of America; and

terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

(b)	Each U.S. Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transaction contemplated by the Finance Documents.

(c)	Each Finance Party agrees that each U.S. Guarantor’s liability under this Clause is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(d)	Each U.S. Guarantor must ensure that at all times:

(i)	the aggregate amount of each U.S. Guarantor’s debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital must not be unreasonably small to carry on its business as it is being conducted;

(iii)	it may not incur and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	Each U.S. Guarantor represents and warrants that it is in compliance with paragraph (d) above at all times in which the Facilities are available or any Commitment is in force.

16.10	Swiss Guarantors

(a)	If and to the extent that a payment in fulfilling the guarantee obligations under Clause 16.1 (Guarantee and indemnity) of a Guarantor incorporated under the laws of Switzerland (a Swiss Guarantor) would, at the time payment is due, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted, in particular if and to the extent the Swiss Guarantor guarantees obligations other than obligations of one of its subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream guarantee) or sister companies (cross-stream guarantee)) (Restricted Obligations), then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid; provided that such limited amount shall at no time be less than such Swiss Guarantor’s profits and reserves available for the distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with art. 675(2) and art. 671(1) and (2), no. 3, of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to Clause 16.1 (Guarantee and indemnity) is requested from the Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free the Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Finance Documents including, in particular, Clause 12.3 (Tax indemnity) of this Agreement shall be construed in a manner consistent with the provisos herein contained.

(b)	In respect of Restricted Obligations, each Swiss Guarantor shall:

(i)	if and to the extent required by applicable law in force at the relevant time:

(A)	subject to any applicable double taxation treaty, deduct Swiss anticipatory tax (Verrechnungssteuer; Swiss Withholding Tax) at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;

(B)	pay any such deduction to the Swiss Federal Tax Administration; and

(C)	notify (or procure that the Company notifies) the Facility Agent that such a deduction has been made and provide the Facility Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration, all in accordance with Clause 12.2 (Tax gross-up); and

(ii)	to the extent such a deduction is made, not be obliged to either gross-up in accordance with Clause 12.2 (Tax gross-up) or indemnify the Finance Parties in accordance with Clause 12.3 (Tax indemnity) in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up is permitted under the laws of Switzerland then in force.

(c)	If and to the extent requested by the Facility Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Facility Agent (or the Finance Parties) to obtain a maximum benefit under this guarantee, the Swiss Guarantor undertakes to promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i)	preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

(ii)	confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits;

(iii)	approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) profit distribution; and

(iv)	all such other measures necessary or useful to allow the Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

16.11	German Guarantors

(a)	Each of the Finance Parties agrees not to enforce the guarantee granted under this Agreement against any Guarantor irrespective of whether the relevant Guarantor is at the time of enforcement incorporated as

(i)	a limited liability company (Gesellschaft mit beschränkter Haftung) (a German GmbH Guarantor), or

(ii)	a limited partnership (Kommanditgesellschaft) of which the general partner (Komplementär) is a limited liability company (a German GmbH & Co. KG Guarantor)

(a German GmbH Guarantor or a German GmbH & Co. KG Guarantor each hereinafter referred to as a German Guarantor),

if and to the extent the guarantee secures obligations of a shareholder of the German Guarantor and/or any of its Affiliates (as defined below), in each case other than any direct or indirect subsidiary of the German Guarantor, and if and to the extent the enforcement of such guarantee would cause:

(A)

the German GmbH Guarantor’s, or in the case of the German GmbH & Co. KG Guarantor its general partner’s, assets (the calculation of which shall take into account the captions reflected in § 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the German GmbH Guarantor’s, or in case of a German GmbH & Co. KG Guarantor its general partner’s, liabilities, provisions and liability reserves (the calculation of which shall take into account the captions reflected in § 266 (3) B, C and D of the German Commercial Code) (the Net Assets) to be less than the registered share capital (Stammkapital) of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of the registered share capital of its general partner (Begründung einer Unterbilanz); or

(B)	an increase of a shortfall, if the Net Assets of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, of its general partner, already fall short of the amount of the registered share capital (Vertiefung einer Unterbilanz).

In this Clause 16.11(a), the term Affiliate refers to an affiliated company (verbundenes Unternehmen) of a shareholder of the Guarantor within the meaning of §§ 15 et. seq. of the German Stock Corporation Act (Aktiengesetz).

(b)	For the purposes of the calculation of the Net Assets in paragraph (a) above the following items shall be adjusted as follows:

(i)	the amount of an increase in the registered share capital of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of its general partner,

(A)	that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the prior written consent of the Facility Agent after the date of this Agreement; or

(B)	any amount of an increase in the registered share capital that has not been fully paid,

shall be deducted from the registered share capital;

(ii)	any loans and other contractual liabilities incurred in violation of a any Finance Document shall be disregarded; and

(iii)	any loans provided to such German Guarantor by any members of the Group as far as such loans are subordinated or qualify as subordinated under Section 32a of the German Limited Liability Companies Act (GmbH-Gesetz) shall also be disregarded.

(c)	In addition, any German Guarantor shall realise, to the extent legally permitted, in a situation where after enforcement of the guarantee the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor its general partner, would not have Net Assets in excess of its respective registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the relevant German Guarantor’s business (betriebsnotwendig).

(d)	The limitations set out in this Clause 16.11, shall not apply to a guarantee granted by the relevant German Guarantor in relation to any amounts borrowed under this Agreement to the extent the proceeds of such borrowing are on-lent to it or any of its Subsidiaries from time to time and have not been repaid and are not subordinated pursuant to Section 32a GmbH-Gesetz.

(e)	Nothing in this Agreement shall be interpreted as a restriction or limitation of the enforcement of this guarantee if and to the extent the guarantee secures own obligations of the relevant German Guarantor or obligations of any of its direct or indirect subsidiaries.

16.12	Limitations – general

Notwithstanding Subclauses 16.9 (U.S. Guarantors), 16.10 (Swiss Guarantors) and 16.11 (German Guarantors):

(a)	the liability of a Guarantor under this Clause must not exceed the maximum amount able to be provided by that Guarantor having regard to generally applicable laws in its jurisdiction of incorporation; and

(b)	if the liability of a Guarantor under this Clause is capable of being subsequently increased as a result of any change in law or interpretation, it shall be increased to the maximum amount able to be provided by that Guarantor under the generally applicable laws in its jurisdiction of incorporation.

17.	REPRESENTATIONS

17.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.

17.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party.

17.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

17.5	Non conflict

The entry into and performance by it of the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it; or

(b)	its constitutional documents; or

(c)	at the date of this Agreement, any document which is binding upon it or any of its Material Subsidiaries or any of its or its Material Subsidiaries’ assets.

17.6	No default

(a)	No Default (or, if made in relation to a Rollover Loan, no Event of Default) is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

17.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been or will have been by the date of delivery of the first Request, obtained or effected (as appropriate) and are, or will be by the date of delivery of the first Request, in full force and effect.

17.8	Financial statements

In the case of each Obligor which has provided audited consolidated financial statements pursuant to Clause 18.1 (Financial statements), those financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	give a true and fair view of its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

17.9	No material adverse change

In the case of the Company only, as at the date of this Agreement, there has been no material adverse change in its consolidated financial condition since the date to which the Original Financial Statements were drawn up which is likely to have a Material Adverse Effect.

17.10	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened in writing, which are reasonably likely to have a Material Adverse Effect.

17.11	Information

(a)	All material factual information supplied by the Company to any Finance Party in writing was accurate in all material respects as at the date to which it was prepared;

(b)	as at its date and to the best of its knowledge, the opinions, projections and forecasts supplied by the Company to any Finance Party and the assumptions on which they were based were arrived at after due and careful consideration and genuinely represented its views; and

(c)	to the best of its knowledge there are no material facts or circumstances which have not been disclosed to the parties to this Agreement by the Company prior to the date of this Agreement and which would make any of the information, opinions, projections, forecasts or assumptions supplied by the Company inaccurate or misleading in any material respect.

17.12	United States laws

(a)	In this Subclause investment company has the meaning given to it in the U.S. Investment Company Act of 1940, as amended.

(b)	It is not:

(i)	required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended; or

(ii)	subject to regulation under any U.S. Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

17.13	Times for making representations

(a)	The representations set out in this Clause are made by the Company on the date of this Agreement.

(b)	The representations in Subclauses 17.2 (Status) to 17.5(b) (Non-conflict) (inclusive) and 17.6 (No default) to 17.8 (Financial Statements) (inclusive) and 17.12 (United States laws) are deemed to be repeated by:

(i)	each Additional Obligor and the Company on the date that Additional Obligor becomes an Obligor; and

(ii)	each Obligor on the date of each Request, the first day of each Term of a Revolving Loan, the date of delivery of the Term Out Notice and the Term Out Date; and

(iii)	excluding the representations in Subclause 17.6 (No default), each Obligor on the first day of any subsequent Term of a Term Loan.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.14	Swiss Borrower: Twenty Non-Bank Rule

Each of the Company and any Swiss Borrower undertakes to ensure during the term of this Agreement that:

(a)	the aggregate number of persons and legal entities which are not Swiss Qualifying Lenders to which a Swiss Borrower owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together (other than bond issues which are subject to Swiss Withholding Tax) does not exceed twenty at any time; and

(b)	it is and will be in compliance with the rule relating to the aggregate number of persons and legal entities which are not Swiss Qualifying Lenders to which a borrower is permitted to owe interest-bearing borrowed money under all interest-bearing instruments (other than bond issues which are subject to Swiss Withholding Tax) as described in explanatory note S-02.122.1(4.99) of the Swiss Federal Tax Administration and any change or amendment thereof which has an impact on its obligation in respect of Swiss Withholding Tax.

18.	INFORMATION COVENANTS

18.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years;

(ii)	if required to be produced by applicable law, the audited financial statements of each Obligor for each of its financial years; and

(iii)	its interim consolidated financial statements for the first half year of each of its financial years.

(b)	All financial statements must be supplied to the Facility Agent at the same time as they are dispatched by the Company to its shareholders following the end of the relevant financial period.

18.2	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate:

(i)	in the case of the Company’s audited consolidated financial statements, within 180 days; and

(ii)	in the case of the Company’s interim consolidated financial statements, within 120 days of the end of the relevant financial period.

(b)	A Compliance Certificate is a certificate substantially in the form of Schedule 8 setting out, among other things, calculations of the financial covenants.

(c)	A Compliance Certificate must be signed by two authorised signatories of the Company.

18.3	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement fairly represents its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the basis on which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement in so far as it impacts the financial covenants under Clause 19 (Financial Covenants).

(d)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)

If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments which would be necessary to place the Company and the Lenders in the same position as they would have been in if the change had not happened; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties and the certified amendments shall be deemed to be incorporated into this Agreement.

18.4	Information - miscellaneous

The Company must supply to the Facility Agent:

(a)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which:

(i)	are current, threatened in writing or pending;

(ii)	are reasonably likely to be adversely determined; and

(iii)	would, if adversely determined, have a Material Adverse Effect;

(c)	promptly on request, a list of the then current Material Subsidiaries.

18.5	“Know Your Customer” checks

(a)	The Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the result of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

18.6	Notification of Default

Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.	FINANCIAL COVENANTS

19.1	Definitions

In this Clause:

Consolidated Cash and Cash Equivalents means, at any time, the aggregate of the following:

(a)	cash in hand or on deposit with any acceptable bank, which, in either case, is not subject to any security interest and is readily remittable to the U.K or capable of being applied against Consolidated Total Borrowings;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K. or by an instrumentality or agency of the government of the United States of America or the U.K. having an equivalent credit rating;

(d)	any investment in debt instruments permitting cash withdrawals on not more than one month’s notice and which have a rating of A or higher by Standard and Poor’s or Fitch or A2 or higher by Moody’s;

(e)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the U.K.;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-2 by Standard & Poor’s or Fitch or P-2 by Moody’s, or, if no rating is available in respect of the commercial paper or indebtedness, the issuer of which has, in respect of its long term debt obligations, an equivalent rating;

(f)	debt securities eligible for rediscount at the Bank of England and accepted by an acceptable bank;

(g)	any cash deposited as collateral against any Consolidated Total Borrowings up to the maximum amount of those Consolidated Total Borrowings; or

(h)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. An acceptable bank for this purpose is a commercial bank or trust company which has a rating of A or higher by Standard & Poor’s or Fitch or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long term debt obligations.

Any amount outstanding in a currency other than U.S. Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

(i)	the Agent’s Dollar Rate of Exchange; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the rate of exchange used by the Company in its financial statements for that last day of the financial period. However, if by using this rate the Company does not comply with any term of this Clause 19, the Company may apply the average rate of exchange used by the Company in its financial statements for that period instead.

Consolidated EBITA means Consolidated EBITDA for a Measurement Period adjusted by deducting depreciation.

Consolidated EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period, adjusted by:

(a)	adding back Consolidated Net Interest Payable;

(b)	adding back any other finance costs included in consolidated net pre-taxation profits;

(c)	taking no account of any exceptional or extraordinary item;

(d)	adding back the profit and loss effect of any adjustment to the carrying value of inventory or any other asset or liability arising from purchase accounting adjustments, to the extent that any such adjustment (in whole or part) is included in consolidated net pre-taxation profits;

(e)	adding back depreciation and amortisation;

(f)	adding back any charges in respect of share based payments; and

(g)	including the EBITDA (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any member of the Group treated as held for sale.

Consolidated Interest Payable means all interest and recurring financing charges including acceptance commission, commitment fees (but excluding for the avoidance of doubt any one-off or up-front fees), the interest element of rental payments on finance or capital leases (whether, in each case, paid or payable) and any other finance costs having the nature of interest included in consolidated pre-taxation profits, incurred by the Group in effecting, servicing or maintaining Consolidated Total Borrowings during a Measurement Period, after taking into account any amount relating to the current Measurement Period in respect of any interest rate hedging transactions in respect of the Consolidated Total Borrowings whether or not designated as IAS 39 hedges.

Consolidated Net Interest Payable means Consolidated Interest Payable less all interest and financing charges received or receivable by the Group during the relevant Measurement Period.

Consolidated Total Borrowings means, in respect of the Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease as defined in accordance with accounting principles applied in preparation of the Original Financial Statements;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium due and payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	the outstanding principal amount of any indebtedness of any person who is not a member of the Group of a type referred to in paragraphs (a) to (h) above which is the subject of a guarantee, indemnity or similar assurances against financial loss provided by a member of the Group; and

(j)	including any assets or liabilities arising from the mark-to-market valuation of any derivative financial instruments in respect of currency hedging on Consolidated Total Borrowings which gives rise to balance sheet assets or liabilities.

Any amount outstanding in a currency other than U.S. Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

(i)	the Agent’s Dollar Rate of Exchange; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the rate of exchange used by the Company in its financial statements for that last day of the financial period. However, if by using this rate the Company does not comply with any term of this Clause 19, the Company may apply the average rate of exchange used by the Company in its financial statements for that period instead.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

Measurement Period means a period of 12 months ending on the last day of a financial year or financial half year of the Company.

19.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting definition used in this Clause is to be construed in accordance with the accounting principles applied in accordance with the Original Financial Statements.

(b)	No item must be credited or deducted more than once in any calculation under this Clause.

(c)	For the purpose of calculation of ‘Gearing’ pursuant to Clause 19.3 (Gearing) only:

(i)	there shall be included in determining Consolidated EBITDA for any Measurement Period (including that portion thereof occurring prior to the relevant acquisition) the EBITDA (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any material person, property, business or fixed asset acquired by any member of the Group during such Measurement Period as if they were acquired as of the first day of that Measurement Period; and

(ii)	there shall be excluded in determining Consolidated EBITDA for any Measurement Period the EBITDA (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any material person, property, business or fixed asset sold by any member of the Group during such Measurement Period (including that portion thereof occurring prior to the relevant disposal) as if they were disposed of as of the first day of that Measurement Period.

For the avoidance of doubt, there shall be no corresponding adjustments to Consolidated EBITA for the purposes of calculating ‘Interest Cover’ pursuant to Clause 19.4 (Interest Cover).

19.3	Gearing

The Company must ensure that the ratio of Consolidated Total Net Borrowings on the last day of each Measurement Period ending on or after 31 December 2007 to Consolidated EBITDA for that Measurement Period is not more than 3:1.

19.4	Interest cover

The Company must ensure that the ratio of Consolidated EBITA to Consolidated Net Interest Payable for each Measurement Period ending on or after 31 December 2007 is not less than 3:1.

20.	GENERAL COVENANTS

20.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member or to specified members of the Group, each Obligor must ensure that each of its Subsidiaries to which the covenant relates performs that covenant.

20.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or (subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement) enforceability of, any Finance Document.

20.3	Compliance with laws

Each member of the Group must comply in all respects with all regulations to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

20.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Negative pledge

(a)	In this Subclause, Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest.

(b)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(c)	Paragraph (b) does not apply to:

(i)	any Security Interest comprising a netting, set off or lien arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of business;

(iii)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(iv)	any Security Interest arising under any contract for the purchase of goods entered into in the normal course of trading;

(v)	any Security Interest over goods and products or over the documents of title or insurance policies relating to such goods and products, arising in the ordinary course of trading in connection with letters of credit and similar transactions, provided such Security Interest secures only so much of the acquisition cost or selling price (and amounts incidental thereto) of these goods and products which is required to be paid within 6 months after the date upon which the same was first incurred;

(vi)	set-off rights on market standard terms contained in any hedging agreement;

(vii)	set-off rights in the ordinary course of trading;

(viii)	any Security Interest created in substitution for any of the above Security Interests but only:

(A)	if the Security Interest is over the same asset;

(B)	if the principal amount secured by that Security Interest does not exceed the principal amount secured by the Security Interest which is replaced; and

(C)	if the Security Interest which is replaced was only permitted to be outstanding for a certain period of time, to the extent the new Security Interest is not outstanding for any greater period; and

(ix)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of assets or receivables sold, transferred or disposed of under paragraph (d) below) does not exceed 10 per cent. of the consolidated gross assets of the Group as shown in the most recent audited consolidated financial statements of the Company delivered to the Facility Agent pursuant to Clause 18.1 (Financial statements) (being as at the date of this Agreement the Original Financial Statements).

(d)	No member of the Group may sell, transfer or otherwise dispose of any of its receivables on recourse terms, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset unless the amount of assets or receivables sold, transferred or disposed of under this paragraph (including any assets the subject of any such arrangement on the date of this Agreement) (when aggregated with the amount of indebtedness secured under Subclause 20.5(c)(ix) above) does not exceed 10 per cent. of the consolidated gross assets of the Group as shown in the most recent audited consolidated financial statements of the Company delivered to the Facility Agent pursuant to Clause 18.1 (Financial statements) (being as at the date of this Agreement the Original Financial Statements).

20.6	Disposals

(a)	In this Subclause, disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly.

(b)	Except as provided below, the Company will not, and will procure that no Subsidiary will, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(c)	Paragraph (b) does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets which are exchanged within 180 days for other assets comparable or superior as to type, value and quality;

(iii)	by one company in the Group to another company in the Group;

(iv)	of machinery or plant at or nearly at the end of their useful life or period of depreciation;

(v)	of obsolete equipment owned by a member of the Group no longer required for the purposes of the business carried on by that member of the Group;

(vi)	which would not be deemed to be a class 1 transaction under the Listing Rules of the Financial Services Authority or which would not require the approval of the shareholders of the Company in general meeting; or

(vii)	the net proceeds of which are applied in permanent prepayment and cancellation of Loans.

20.7	Financial Indebtedness

(a)	Except as provided below no member of the Group (other than the Company) may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition;

(ii)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(iii)	the capital element of any liability under finance or capital leases up to a maximum amount not exceeding U.S.$50,000,000 (or the equivalent in any other currency) or any higher amount which is approved in writing by the Facility Agent acting on the instructions of the Majority Lenders;

(iv)	foreign exchange, interest rate or similar hedging arrangements entered into only for the purposes of managing the interest rate and foreign exchange rates of the Group and not for any speculative purpose or pursuant to any financial trading;

(v)	Financial Indebtedness incurred in favour of banks or other financial institutions as a result of netting or set off arrangements entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances on accounts maintained with such banks or financial institutions but only to the extent that such Financial Indebtedness does not exceed the amount of such credit balances;

(vi)	any Financial Indebtedness due under any Finance Document; or

(vii)	any other Financial Indebtedness which in aggregate does not exceed U.S.$250,000,000 or its equivalent at any time.

20.8	Change of business

The Company must ensure that no material change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

20.9	Mergers

No Obligor may enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra Group reorganisation on a solvent basis or other transaction agreed by the Majority Lenders.

20.10	Environmental matters

(a)	In this Subclause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination,

which might result in any liability on any Party.

Environmental Law means any law or regulation concerning:

(i)	the protection of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment.

(b)	Each member of the Group must comply with all Environmental Law and Environmental Approvals applicable to it if failure to do so is reasonably likely to have a Material Adverse Effect.

(c)	Each Obligor must promptly upon becoming aware notify the Facility Agent of:

(i)	any Environmental Claim current or to its knowledge, pending or threatened in writing; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which is reasonably likely either to have a Material Adverse Effect or result in any liability for a Finance Party.

20.11	Insurance

Each member of the Group must (subject to market availability on reasonably commercial terms) insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

20.12	United States laws

(a)	In this Subclause:

Code means the United States Internal Revenue Code of 1986.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(b)	maintained by any Obligor or any ERISA Affiliate; or

(c)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Reportable Event means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(c)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan,

which is reasonably likely to have a Material Adverse Effect.

(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so is reasonably likely to have a Material Adverse Effect.

(e)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

21.	DEFAULT

21.1	Events of Default

(a)	Each of the events set out in this Clause 21 is an Event of Default.

(b)	In this Clause:

Material Group Member means an Obligor or a Material Subsidiary; and

Permitted Transaction means:

(i)	an intra Group reorganisation of a Material Subsidiary on a solvent basis; or

(ii)	any other transaction agreed by the Majority Lenders.

21.2	Non payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non payment:

(a)	is caused by administrative or technical error; and

(b)	is remedied within three Business Days (in the case of principal amounts due under this Agreement) and within five Business Days (in the case of any other amount due under this Agreement) of its due date.

21.3	Breach of other obligations

(a)	The Company does not comply with any term of Clause 19 (Financial covenants); or

(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non compliance:

(i)	is capable of remedy; and

(ii)	is remedied within twenty Business Days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non compliance.

21.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of an Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within twenty Business Days of the earlier of the Facility Agent giving notice and the relevant Obligor becoming aware of the misrepresentation.

21.5	Cross default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable; or

(ii)	is placed on demand,

in each case, as a result of an event of default; or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default;

(d)	No Event of Default will occur under this Clause 21.5 if:

(i)	the Financial Indebtedness is of any person acquired by a member of the Group which is:

(A)	incurred under the arrangements in existence at the date of acquisition; and

(B)	the event of default in respect thereof is no longer outstanding after one month from the date of acquisition;

or

(ii)	the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than U.S.$30,000,000 or its equivalent.

21.6	Insolvency

Any of the following occurs in respect of a Material Group Member (other than in relation to paragraphs (a) to (f), a Material Group Member incorporated in Germany):

(a)	it is or is deemed for the purposes of Section 123 of the Insolvency Act 1986 (but as if the figure of £750 in paragraph (a) was replaced with the figure of U.S.$10,000,000 (or its equivalent)) to be unable to pay its debts as they fall due;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on its debts generally or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with creditors generally or any class of them for the rescheduling of any of its indebtedness;

(e)	a moratorium is declared in respect of its indebtedness generally;

(f)	any event or procedure in relation to an Obligor incorporated in Switzerland which is analogous to those listed in paragraphs (a) - (e) of this Clause 21.6 including, inter alia and without limiting the scope of this Clause 21.6, Zahlungsunfähigkeit (inability to pay its debts), Zahlungseinstellung (suspending making payments), hälftiger Kapitalverlust or Überschuldung within the meaning of art. 725 and art. 817 of the Swiss Federal Code of Obligations (CO) (half of the share capital and the legal reserves not covered; over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725a and art. 817 CO,

Stundung	and Nachlassstundung (moratorium) and Fälligkeitsaufschub (postponement of maturity of indebtedness); or

(g)	any of the following occurs in respect of a Material Group Member incorporated in Germany: it is unable to pay its debts as they fall due (Zahlungsunfähigkeit), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 through 19 (inclusive) of the German Insolvency Code (Insolvenzordnung), any such Material Group Member files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors of any such Material Group Member is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvency Code or the competent court institutes insolvency proceedings against any such Material Group Member (Eröffnung des Insolvenzverfahrens).

21.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a composition, assignment or similar arrangement with its creditors generally;

(ii)	a meeting of it is convened for the purpose of considering any resolution for or to petition for its winding up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition for its bankruptcy, winding up, administration or dissolution;

(iv)	an order for its winding up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it;

(vi)	its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer;

(vii)	any other analogous step or procedure is taken in any jurisdiction; or

(viii)	in relation to any Obligor incorporated in Switzerland, the (insolvency) terms referred to above shall include any steps and actions under Swiss law which are analogous to those described above, in particular, without limitation of the scope of the preceding paragraphs (i) - (vii), in respect of the following insolvency proceedings: Betreibung auf Konkurs (bankruptcy proceedings), Nachlassverfahren (composition with creditors) including in particular Nachlassstundung (moratorium) and proceedings regarding Nachlassvertrag (composition agreements) and Notstundung (emergency moratorium), proceedings regarding Fälligkeitsaufschub (postponement of maturity), Konkursaufschub/Gesellschaftsrechtliches Moratorium (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725a or art. 817 CO, notification of the judge of a capital loss or over-indebtedness under these provisions and Auflösung/Liquidation.

(b)	Paragraph (a) does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen days.

(c)	Notwithstanding the provisions of this Clause 21.7, if any proceeding under the Bankruptcy Code of the United States or equivalent state debtor relief law relating to any U.S. Obligor is instituted without the consent of such U.S. Obligor, then such proceeding shall not constitute an Event of Default unless such case has not been dismissed or stayed within 60 calendar days, or an order for relief has been entered in any such proceeding.

21.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of U.S.$10,000,000 (or its equivalent), and is not discharged within 21 days or is being contested in good faith to the satisfaction of the Facility Agent acting reasonably.

21.9	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

21.10	Ownership

Any Obligor (other than the Company) is not or ceases to be a wholly owned Subsidiary of the Company.

21.11	Unlawfulness

It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

21.12	Repudiation

The Company repudiates a Finance Document or purports to repudiate a Finance Document.

21.13	Acceleration

(a)	If a U.S. Acceleration Event occurs with respect to a U.S. Obligor, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable. “U.S. Acceleration Event” means (a) any U.S. Obligor institutes or consents to the institution of any proceeding under the Bankruptcy Code of the United States or any similar state bankruptcy, insolvency, reorganization or similar law affecting the rights of creditors generally; or (b) any proceeding under the Bankruptcy Code of the United States or any similar state bankruptcy, insolvency, reorganization or similar law affecting the rights of creditors generally relating to any U.S. Obligor is instituted without the consent of such U.S. Obligor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

(b)	If an Event of Default is outstanding, the Facility Agent may, and must if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

22.2	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

22.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

22.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(c)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

22.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

22.8	Exclusion of liability

(a)	The Facility Agent is not liable to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

22.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

22.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

22.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

22.12	Compliance

The Facility Agent may refrain from doing anything (including the disclosure of any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment for a period of not less than 30 days. Any successor Facility Agent must have an office in the U.K.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

22.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent, acting for this purpose solely as an agent of the Company, must keep a register (the Register) of all the Parties and supply the Company with a copy of the Register on request. The Register will include each Lender’s Facility Office(s) and contact details for the purposes of this agreement. The Register shall be available for inspection by any Borrower, at any reasonable time and from time to time upon reasonable prior notice. The right to the principal of, and interest on, the Loans may be transferred or assigned only if such transfer or assignment is recorded in the Register.

22.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

24.	FEES

24.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

24.2	Arrangement fee

The Company must pay to the Mandated Lead Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

24.3	Facility A Commitment fee

(a)	The Company must pay a commitment fee computed at the rate of 25 per cent. of the applicable Facility A Margin from the date of this Agreement until the Facility A Initial Maturity Date on the undrawn, uncancelled amount of each Lender’s Facility A Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for the account of a Lender on the date its Facility A Commitment is cancelled in full or, if earlier, on the Term Out Date.

24.4	Facility B Commitment fee

(a)	The Company must pay a commitment fee computed at the rate of 30 per cent. of the applicable Facility B Margin from time to time on the undrawn, uncancelled amount of each Lender’s Facility B Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for the account of a Lender on the date its Facility B Commitment is cancelled in full.

24.5	Term Out Fee

If the Borrowers have given a Term Out Notice in accordance with Clause 7.2 (Term Out Option), the Company must pay a term out fee on the Term Out Date. The term out fee shall be computed at the rate of 0.05 per cent. flat on the amount of Facility A Loans in respect of which the Term Out Option has been exercised and shall be payable to the Facility Agent for distribution to each Lender in its Pro Rata Share.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	The Company shall, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which it reasonably believes to be genuine, correct and appropriately authorised.

25.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

26.	EXPENSES

26.1	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than the Syndication Agreement or a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of any Obligor or specifically allowed by this Agreement.

26.2	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment;

(v)	a release of an Obligor otherwise than in accordance with Clause 28.8 (Resignation of an Obligor (other than the Company)) or as a result of a disposal permitted under Clause 20.6 (Disposals);

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), this Agreement will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non exercise of any right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	General

In this Clause:

Transfer Date means:

(a)	for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate; and

(b)	for a Syndication Agreement, the Effective Date specified in that Syndication Agreement.

28.2	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.3	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause (in particular, but not limited to, Clause 28.3(g)), at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which:

(i)	is a Qualifying Lender, as defined in Clause 12.1 (General) (the New Lender); and

(ii)	has a minimum of two credit ratings of either ‘A’ or better by Standard & Poor’s, A2 or better by Moody’s or a comparable rating from a nationally recognised credit rating agency for its longer term debt obligation.

(b)	A transfer of part of a Commitment must be in a minimum amount of at least U.S.$20,000,000 and an integral multiple of U.S.$5,000,000.

(c)	Unless an Event of Default has occurred which is outstanding, the consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an

Affiliate of a Lender which is a Swiss Qualifying Lender. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time. For the avoidance of doubt, Clause 28.3(g)) shall apply also after the occurrence of an Event of Default which is outstanding.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of U.S.$4,000.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(g)	Swiss Qualifying Lenders

(i)	Subject to sub-paragraph (iii) below, no Lender may:

(A)	assign or transfer any of its rights and obligations under this Agreement to, any person who is not, at the time of such an assignment or transfer, a Swiss Qualifying Lender; or

(B)	enter into a sub-participation agreement in relation to the Facilities, or any similar arrangement granting rights in the Facilities, (a Sub-Participation Agreement) with any person who is not, at the time of such a sub-participation, a Swiss Qualifying Lender.

(ii)	Any Lender which enters into a Sub-Participation Agreement in relation to the Facilities shall ensure that:

(A)	the terms of such Sub-Participation Agreement oblige the sub-participant or other counterparty of a Sub-Participation Agreement (a Sub-Participant) to neither enter into further Sub-Participation Agreements (in relation to the rights between it and such Lender) nor assign or grant any interest over the Sub-Participation Agreement, except in each case to a person who is a Swiss Qualifying Lender;

(B)	the Sub-Participant enters into an undertaking in favour of each Lender and each Swiss Obligor to abide by the terms included in the Sub-Participation Agreement to reflect paragraph (A) above; and

(C)

the terms of such Sub-Participation Agreement oblige the Sub-Participant, in respect of any further sub-participation, assignment or grant, to include a term identical to the provisions of this Clause mutatis mutandis, including a requirement that any further Sub-Participant, assignee or grantee enters into such undertaking.

(iii)	A bank or financial institution, not being a Swiss Qualifying Lender, may only become party hereto as a Lender, and a Lender may only assign (whether by way of a Sub-Participation or otherwise) any of its rights and benefits hereunder to a person which is not a Swiss Qualifying Lender pursuant to Clause 28.3(g)(i)(A) if all of the following conditions are met: (i) the Facility Agent (acting on the instructions of the Majority Lenders) has consented thereto, (ii) the Swiss Borrower, if any, and the Company has confirmed in writing (after having obtained all necessary information on the Lenders to make an informed decision) that, after giving effect to the proposed accession of such bank or financial institution as a Lender, there will be not more than 10 non Swiss Qualifying Lenders under this Agreement (or such other figure or test as applicable under the Ten Non-Bank Regulations in force at the relevant point of time), (iii) the Swiss Borrower (if any) has confirmed in writing that, after giving effect to the proposed accession of such bank or financial institution as a Lender, it is and will remain in compliance with the Twenty Non-Bank Rule and (iv) such bank or financial institution has, as a condition precedent to its becoming a party hereto as a Lender, delivered to the Facility Agent (for and on behalf of itself and the other Finance Parties), upon the Facility Agent’s request, tax rulings from the Swiss Federal Tax Administration satisfactory to the Facility Agent.

(iv)	For the avoidance of doubt, all parties hereto acknowledge that the number of persons other than Swiss Qualifying Lenders party hereto as Lenders or indirect holders of interest from time to time may not at any time (also in case there is no Swiss Borrower) or under any circumstances exceed ten unless, to the satisfaction of the Facility Agent, such number can be exceeded without a breach of the Ten Non-Bank Regulations and the Twenty Non-Bank Rule occurring as a result thereof.

28.4	Procedure for transfer by way of novations

(a)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate and the Facility Agent executes it; or

(ii)	a Syndication Agreement is executed by all the Administrative Parties, the Lenders and the Company.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(b)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

28.5	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non performance by any Obligor of its obligations under any Finance Document or otherwise.

28.6	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.7	Additional Obligors

(a) (i)	Subject to sub-paragraph (ii) below and compliance with Clause 18.5 (“Know Your Customer” checks), the Company may elect for any of its wholly owned Subsidiaries to become an Additional Obligor.

(ii)	If the Additional Obligor is an Additional Borrower and is incorporated in a jurisdiction other than the U.K., Germany, Switzerland or the United States of America, the prior consent of all the Lenders is required.

(iii)	If the Additional Obligor is an Additional Borrower incorporated in Switzerland, the prior consent of the Facility Agent is required which consent may not be withheld by the Facility Agent if the Facility Agent, acting reasonably, is satisfied that the Ten Non-Bank Regulations and the Twenty Non-Bank Rule are complied with.

(b)	If one of the Subsidiaries of the Company is to become an Additional Obligor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part B of Schedule 2 (Conditions precedent documents).

(c)	The relevant Subsidiary will become an Additional Obligor when the Facility Agent notifies the other Finance Parties and the Company that it has received (or waived receipt of) all of the documents and evidence referred to in paragraph (b) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(d)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

(e)	Clause 16 (Guarantee and Indemnity) will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect any requirement under the law of the jurisdiction of any Additional Guarantor to limit the guarantee to be provided by that Additional Guarantor.

(f)	Prior to a Subsidiary organised under the laws of the United States of America or any state of the United States of America (including the District of Colombia) becoming an Additional Obligor, such Subsidiary shall provide any additional representations relating to US laws binding on such Additional Obligor as may be requested by the Facility Agent (acting reasonably).

28.8	Resignation of an Obligor (other than the Company)

(a)	In this Subclause, Resignation Request means a letter in the form of Schedule 7 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b)	The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(c)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	no Default is outstanding or would result from the acceptance of the Resignation Request and the Company confirms this; and

(ii)	no amount owed by that Obligor under this Agreement is still outstanding.

(d)	The Obligor will cease to be a Borrower and/or a Guarantor, as appropriate, when the Facility Agent gives the notification referred to in paragraph (c) above.

28.9	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement, a Transfer Certificate or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

28.10	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (with the agreement of the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.11	Replacement of a Lender

(a)	For the purposes of this Clause:

Increased Cost Lender means a Lender to whom any Obligor becomes obliged to pay additional amounts described in Clauses 12.2 (Tax gross-up), 12.3 (Tax Indemnity) or 13.1 (Increased Costs) or to make payment under Clause 8.1 (Mandatory prepayment illegality);

Non Consenting Lender means a Lender who does not agree to a consent or amendment or who fails to respond to a request for a consent or amendment where:

(i)	the Company or the Facility Agent has requested the Lenders to consent to a departure from or waiver of any provision of the Finance Documents or to agree to any amendment to the Finance Documents;

(ii)	the relevant consent or amendment requires the agreement of all Lenders;

(iii)	a period of not less than 14 days has elapsed from the date the consent or amendment was requested;

(iv)	the Majority Lenders have agreed to that consent or amendment; and

(v)	the Company has notified the Lender it will treat it as a Non Consenting Lender;

Non-Funding Lender means:

(i)	any Lender which has failed to make or participate in a Loan; or

(ii)	any Lender which has given notice to the relevant Borrower or the Facility Agent that it does not intend to make or participate in any Loans in accordance with the requirements of this Agreement or has repudiated its obligations to do so.

(b)	If at any time:

(i)	any Lender becomes an Increased Cost Lender;

(ii)	any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other person having similar powers or any winding-up, dissolution or administration;

(iii)	any Lender becomes a Non Consenting Lender; or

(iv)	any Lender becomes a Non-Funding Lender,

then the Company may, on ten Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer in accordance with Clause 28 (Changes to the Parties) all of its rights and obligations under this Agreement to a Lender or other person selected by the Company and acceptable to the Facility Agent (acting reasonably) for a purchase price equal to the outstanding principal amount of that Lender’s participation in the outstanding Loans and all accrued interest and fees and other amounts payable to that Lender under this Agreement.

(c)	The Company shall have no right to replace the Facility Agent and neither the Facility Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such entity.

(d)	The Company may only replace a Non Consenting Lender or an Increased Cost Lender if that replacement takes place no later than 180 days after:

(i)	the date the Non Consenting Lender becomes a Non Consenting Lender; or

(ii)	the date the Increased Cost Lender demands payment of the relevant additional amounts.

(e)	No Lender replaced under this Clause may be required to pay or surrender to that replacement Lender or other entity any of the fees received by it.

(f)	In the case of a replacement of an Increased Cost Lender, the Company must pay the relevant additional amounts to that Increased Cost Lender prior to it being replaced and the payment of those additional amounts shall be a condition to replacement.

(g)	The Company’s right to replace a Non-Funding Lender under this Clause is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Company against that Non-Funding Lender under this Agreement, at law, in equity, or by statute.

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers provided that its professional advisers are made aware that that information must be kept confidential in accordance with the terms of this Clause;

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Company.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET OFF

Following an Event of Default, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any formal communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax approved by the Facility Agent.

(b)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Smith & Nephew plc

15 Adam Street

London WC2N 6LA

Tel:         0207 401 7646

Fax:        0207 930 3353

For the attention of:    The Company Secretary

(c)	The contact details of the Facility Agent for this purpose are:

The Royal Bank of Scotland plc

2 1/2 Devonshire Square

London EC2M 4BB

Fax:                            0207 615 7673

Tel:                            0207 672 6354

For the attention of: Loans Administration/LAU

For non operational matters such as Financial Covenants; Waivers:

The Royal Bank of Scotland plc

Level 7

135 Bishopsgate

London EC2M 3UR

Fax:                            0207 375 4564

Tel:                            0207 375 4373

For the attention of: Syndicated Loans Agency

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents including, without limitation and for the avoidance of doubt, any amendments to the Finance Documents, any Request, a Term Out Notice, a Selection Notice or notice of a prepayment.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Documents.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints the Company as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of Trial by Jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OR ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Facility A Commitments U.S.$
Barclays Bank PLC	250,000,000
Lloyds TSB Bank PLC	250,000,000
The Royal Bank of Scotland plc	250,000,000
Société Générale	250,000,000

Total A Commitments	1,000,000,000

Name of Original Lender	Facility B Commitments U.S.$
Barclays Bank PLC	375,000,000
Lloyds TSB Bank PLC	375,000,000
The Royal Bank of Scotland plc	375,000,000
Société Générale	375,000,000

Total B Commitments	1,500,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Part A

To Be Delivered Before The First Request

Company

1. A copy of the constitutional documents of the Company.

2. A copy of a resolution of the board of directors (or a committee of the board of directors) of the Company approving the terms of, and the transactions contemplated by, this Agreement.

3. If applicable, a copy of a resolution of the board of directors of the Company establishing the committee referred to in paragraph 2 above.

4. A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5. A certificate of an authorised signatory of the Company:

(a)	confirming that utilising the Total Commitments in full would not breach any borrowing or guaranteeing limit binding on it; and

(b)	certifying that each copy document specified in Part A of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6. A Group structure chart.

Legal opinions

7. A legal opinion of Allen & Overy LLP, London legal advisers to the Mandated Lead Arrangers, substantially in the form circulated to the Mandated Lead Arrangers prior to the date of this Agreement.

Financial Information

8. Original Financial Statements.

9. Evidence that the Existing Facility will be prepaid and cancelled in full on or by the first Utilisation Date.

Part B

For An Additional Obligor

Additional Obligors

1. An Accession Agreement, duly executed by the Company and the Additional Obligor.

2. A copy of the constitutional documents of the Additional Obligor (other than an Additional Obligor incorporated in Germany or Switzerland).

3. In respect of a Swiss Obligor, a certified copy of the articles of association and a copy of a certified extract from the commercial register of the Swiss Obligor, the extract/certificate being dated no earlier than 5 Business Days prior to the execution of the Accession Agreement.

4. A copy of a resolution of the board of directors of the Additional Obligor (other than an Additional Obligor incorporated in Germany) approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents.

5. In respect of an Additional Obligor incorporated in Germany as:

(a)	a limited liability company (Gesellschaft mit beschränkter Haftung):

(i)	a certified copy of a commercial register excerpt (Handelsregisterauszug);

(ii)	a certified copy of its articles of association (Satzung); and

(iii)	a certified copy of its list of shareholders (Gesellschafterliste); or

(b)	a limited partnership (Kommanditgesellschaft) where a limited liability company is the sole general partner (GmbH & Co. KG):

(i)	a certified copy of a commercial register excerpt (Handelsregisterauszug) pertaining to the GmbH & Co. KG and its general partner; and

(ii)	a copy of the partnership agreement (Gesellschaftsvertrag)

in each case of providing a certified copy of a constitutional document, being dated not older than ten (10) Business Days prior to the date of the respective Accession Agreement.

6. A specimen of the signature of each person authorised on behalf of the Additional Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

7. In the case of an Additional Guarantor incorporated in the U.K., a copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of its issued or allotted shares, approving the terms of, and the transactions contemplated by, the Accession Agreement.

8. If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving the resolution referred to in paragraph 5 above.

9. In the case of an Additional Guarantor incorporated in any jurisdiction other than the U.K., a copy of a resolution of the shareholders of that Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents.

10. A certificate of an authorised signatory of the Additional Obligor:

(a)	confirming that utilising and/or guaranteeing (as applicable) the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in Part B of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

11. If available, a copy of the latest audited accounts of the Additional Obligor.

12. If the Additional Obligor is incorporated in a jurisdiction other than England, evidence that the agent of the Additional Obligor under the Finance Documents for service of process in England and Wales has accepted its appointment.

13. Compliance with Clause 18.5 (“Know Your Customer” checks)

Legal opinions

1. A legal opinion of Allen & Overy LLP, legal advisers to the Facility Agent, addressed to the Finance Parties.

2. If the Additional Obligor is incorporated in a jurisdiction other than England, a legal opinion from legal advisers to the Facility Agent in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

Part A

Form of Request

To: [                    ] as Facility Agent

From: [BORROWER]

Date: [                    ], 200[—]

[                    ] U.S.$2,500,000,000 Facility Agreement dated [—], 2007 (the Agreement)

1. We refer to the Agreement. This is a Request.

2. We wish to borrow a Loan [under Facility A/Facility B]* on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ].

3. Our payment instructions are: [            ].

4. We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5. This Request is irrevocable.

By:
[BORROWER]

Part B

Form of Selection Notice

To: [                    ] as Facility Agent

From: [BORROWER]

Date: [                    ], 200[—]

[                    ] U.S.$2,500,000,000 Facility Agreement dated [•] 2007 (the Agreement)

1. We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2. We refer to the following Term Loan[s] in [identify currency] with a Term ending on [            ]*

3. [We request that the above Term Loan[s] be divided into [            ] Term Loans with the following Dollar Amounts and Terms:]**

or

[We request that the next Term for the above Term Loan[s] is [    ]].***

4. We request that the above Term Loan[s] [is]/[are] [dominated in the same currency for the next Term]/[denominated in the following currencies: [    ]. As this results in a change of currency we confirm that each condition specified in Clause 6.8 is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].]

5. This Selection Notice is irrevocable.

By:
[BORROWER]

*	Insert details of all Term Loans in the same currency which have a Term ending on the same date.

**	Use this option if division on Term Loans is requested.

***	Use this option if sub-division is not required.

Part C

Form of Term Out Notice

To: [                    ] as Facility Agent

From: Smith & Nephew plc (the Company)

Date: [                    ], 200[—]

Dear Sirs

[                    ] U.S.$2,500,000,000 Facility Agreement dated [—] 2007 (the Agreement)

1. We refer to the Agreement. This is a Term Out Notice. Terms defined in the Agreement have the same meaning in this Term Out Notice unless given a different meaning in this Term Out Notice.

2. We elect to exercise the Term Out Option pursuant to Clause 7.2 (Term Out Option) of the Agreement in relation to all Loans/ the following Loans:

3. We request that all Loans/ the above Loan[s] be converted into Term Loans on the following terms:

(i)	Amount [ ]

(ii)	Currency [ ]

(iii)	Borrower [ ]

(iv)	Facility A Extended Maturity Date [ ]

4. We confirm that:

(i)	the Repeating Representations are correct on the date of this Term Out Notice as if made with reference to the facts and circumstances now prevailing; and

(ii)	no Default has occurred which is outstanding as at the date of this Term Out Notice.

5. This Term Out Notice is irrevocable.

By:

Smith & Nephew plc for itself and as agent for the Obligors

SCHEDULE 4

MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to an Advance in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an amount subject to interest on overdue amounts under Clause 11.3 (Default Interest), the additional rate of interest specified in Clause 11.3 payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(e)	Reference Banks means the principal London offices of Barclays Bank plc, The Royal Bank of Scotland plc, Lloyds TSB Bank plc and Société Générale or such other banks as may be appointed by the Facility Agent in consultation with the Parent.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this agreement.

13. The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties to this agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this agreement.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: [                    ] as Facility Agent

From: [THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date: [                    ]

[                    ] U.S.$2,500,000,000 Facility Agreement dated [—], 2007 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1. The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2. The proposed Transfer Date is [            ].

3. The New Lender confirms that on the Transfer Date it is [not a Swiss Qualifying Lender / a Swiss Qualifying Lender; [delete as appropriate]]

4. The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5. This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [            ].

[FACILITY AGENT]

By:

SCHEDULE 6

FORM OF ACCESSION AGREEMENT

To: [                    ] as Facility Agent

From: [COMPANY] and [Proposed Borrower/Proposed Guarantor]*

Date: [                    ]

[                    ] U.S.$2,500,000,000 Facility Agreement dated [•], 2007 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower/Guarantor* and to be bound by the terms of the Agreement as an Additional Borrower/Guarantor*.

[Insert in case of a Proposed Borrower qualifying as a Swiss Borrower: The Proposed Borrower represents and warrants that:

(a) the aggregate number of persons and legal entities which are not Swiss Qualifying Lenders to which it owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, the Facility Agreement, taken together (other than bond issues which are subject to Swiss Withholding Tax) does not exceed twenty at any time; and

(b) it is and will be in compliance with the rule relating to the aggregate number of persons and legal entities which are not Swiss Qualifying Lenders to which a borrower is permitted to owe interest-bearing borrowed money under all interest-bearing instruments (other than bond issues which are subject to Swiss Withholding Tax) as described in explanatory note S-02.122.1(4.99) of the Swiss Federal Tax Administration and any change or amendment thereof which has an impact on its obligation in respect of Swiss Withholding Tax.]

Jurisdiction of incorporation of new Obligor; registered number of new Obligor; and administrative details of new Obligor.

This Accession Agreement is governed by English law.

[Jurisdiction clause to be added for non-English Obligors.]

[COMPANY]

By:

[PROPOSED BORROWER]

*	Delete as Applicable

By:

[EXECUTED AND DELIVERED AS A DEED BY PROPOSED GUARANTOR]

By:

SCHEDULE 7

FORM OF RESIGNATION REQUEST

To: [                    ] as Facility Agent

From: [COMPANY] and [relevant Obligor]

Date: [                    ]

[                    ] U.S.$2,500,000,000 Facility Agreement dated [—], 2007 (the Agreement)

We refer to the Agreement. This is a Resignation Request.

1. We request that [resigning Obligor] be released from its obligations as [a/an] [Obligor/Borrower/Guarantor]* under the Agreement.

2. We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

3. We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement is outstanding.

4. This Resignation Request is governed by English law.

[COMPANY]	[Relevant Obligor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [                    ].

[AGENT]

By:

*	Delete as Applicable

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To: [                    ] as Facility Agent

From: [COMPANY]

Date: [            ]

[                    ] U.S.$2,500,000,000 Facility Agreement dated [•], 2007 (the Agreement)

1. We refer to the Agreement. This is a Compliance Certificate.

2. We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA for the Measurement period then ending was [ ]; and Consolidated Total Net Borrowings are [ ]; therefore, Consolidated Total Net Borrowings are [ ] x Consolidated EBITDA; and

(b)	Consolidated EBITA for the Measurement period then ending was [ ] and Consolidated Net Interest Payable was [ ]; therefore, the ratio of Consolidated EBITA to Consolidated Net Interest Payable was [ ] to 1.

3. We set out below calculations establishing the figures in paragraph 2 above:

[        ].

4. [We confirm that no Default is outstanding as at [relevant testing date]*

[COMPANY]

By:

[insert applicable certification language]

*	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 9

FORM OF SYNDICATION AGREEMENT

SYNDICATION AGREEMENT

DATED [        ], 200—

relating to a U.S.$2,500,000,000 Facility Agreement

dated [—], 2007

for

SMITH & NEPHEW PLC

arranged by

BARCLAYS CAPITAL

LLOYDS TSB BANK PLC

THE ROYAL BANK OF SCOTLAND PLC

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

THIS AGREEMENT is dated [—], 200—

BETWEEN:

(1)	[ ] (the Company);

(2)	[ ] and [ ] as arrangers (in this capacity the Mandated Lead Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as the lender party to the Credit Agreement (as defined below) as at the date of this Agreement (the Existing Lenders);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as the lenders who wish to accede to the Credit Agreement as Lenders (the New Lenders); and

(5)	[ ] as Facility Agent (the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.	Definitions

In this Agreement:

Credit Agreement means the facility agreement dated [                    ], 2007 between, among others, the Company, the Mandated Lead Arrangers and the Facility Agent.

Effective Date means [                    ].

2.	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)	The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

2.	CONSENT AND CONFIRMATION

The Company, the Mandated Lead Arrangers, the Existing Lenders and the Facility Agent consent to the New Lenders becoming Lenders and confirm that, except as provided in this Agreement, the Finance Documents will continue in full force and effect.

3.	REPRESENTATIONS

(a)	In this Clause Information Memorandum means [ ].

(b)	The Company represents and warrants to each other party to this Agreement that:

(i)	as at its date the material factual information relating to the Group contained in the Information Memorandum was accurate in all material respects as at the date to which it was prepared; and

(ii)	to the best of its knowledge there are no material facts or circumstances which have not been disclosed to the parties to this Agreement by the Information Memorandum or otherwise prior to the date of this Agreement and which would make any of the information, opinions, projections, forecasts or assumptions contained in the Information Memorandum incomplete, inaccurate or misleading in any material respect.

(c)	The following New Lenders confirm that, on the Transfer Date, they are Swiss Qualifying Lenders:

[insert as appropriate]

(d)	The following New Lenders confirm that, on the Transfer Date, they are not Swiss Qualifying Lenders:

[insert as appropriate]

4.	TRANSFER OF COMMITMENTS

On the Effective Date (regardless of whether a Default is outstanding):

(a)	each New Lender will become a Lender under the Credit Agreement with the Facility A and Facility B Commitment set opposite its name in Schedule 2 (Lenders and Commitments);

(b)	the Commitments of the Existing Lenders will be reduced to the amount set opposite their names in Schedule 2 (Lenders and Commitments); and

(c)	each New Lender obtains and undertakes to perform all of the rights and obligations of a Lender in connection with the Finance Documents in respect of the rights and obligations transferred to it under this Clause.

5.	[TRANSFER OF PARTICIPATIONS

5.1	Definitions

Participation means, for a Lender, the amount of its share in the Loans under a Facility, being the amount set out opposite its name in Schedule 3 for that Facility (Lenders and Participations).

5.2	Participation

On the Effective Date (regardless of whether a Default is outstanding):

(a)	each New Lender will become a Lender under the Credit Agreement with a Participation in each Facility in the amount set opposite its name in Schedule 3 (Lenders and Participations) for that Facility;

(b)	the amount of each Existing Lender’s share in the Loans under a Facility Existing Lenders will be reduced to the amount set opposite its name in Schedule 3 (Lenders and Participations) for that Facility;

(c)	each New Lender obtains and undertakes to perform all of the rights and obligations of a Lender in connection with the Finance Documents in respect of the rights and obligations transferred to it under this Clause;

(d)	the Existing Lender will pay to each New Lender the amount notified to it by the Facility Agent, being the amount necessary to ensure that after the payment the amount of each

Lender’s Participation in a Facility is equal to the amount set opposite its name in Schedule 3 (Lenders and Participations) for that Facility;

(e)	each New Lender will pay to the Facility Agent, an amount equal to its Participation in the currency specified by the Facility Agent and in immediately available and freely transferable funds, to be received for value on the Effective Date; and

(f)

the Facility Agent will pay to the Existing Lender an amount equal to the amount it received from the New Lenders under paragraph (e) above up to a maximum amount equal to the difference between the Existing Lender’s Participation immediately prior to the date of this Agreement and the amount of its Participation set opposite its name in Schedule 3 (Lenders and Participations).][1]

6.	EFFECTIVE DATE

6.1	Amounts due on or before the Effective Date

Any amounts payable to the Existing Lender by the Company on or prior to the Effective Date in respect of any period ending prior to the Effective Date will be for the account of the Existing Lender, and none of the New Lenders will have any interest in, or any rights in respect of, those amounts.

6.2	[Loan on the Effective Date

If any Loan falls to be utilised on the Effective Date:

(a)	the Facility Agent will promptly notify each New Lender of the amount of its participation in that Loan;

(b)	the Existing Lender and each New Lender must participate in that Loan (subject to the terms of the Credit Agreement) as if the transfer of the Commitments under this Agreement had taken effect prior to opening of business on the Business Day before the Effective Date; and

(c)	the Company acknowledges that the Existing Lender will not be obliged to participate in that Loan to any greater extent.]

7.	AMENDMENT[S]

7.1	Amendment[s]

With effect from the Effective Date the Credit Agreement shall be amended as [set out in Schedule 4 (Amendments to Credit Agreement)]/[follows:] .

7.2	Continuing obligations

The provisions of the Credit Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

8.	NATURE OF THIS AGREEMENT

The transfer of Commitments and rights and obligations contemplated by this Agreement will take effect as a novation and Clause 28.4 (Procedure for transfer by way of novations) of the Credit Agreement will apply to the Commitments, rights and obligations transferred, as if this Agreement were a Transfer Certificate.

[1]	Required if transfer occurs during a Term of any Loan.

9.	PAYMENTS

9.1	Claw back

The Facility Agent is not obliged to pay any amount to the Existing Lender under this Agreement until it has established that it has actually received a related amount from a New Lender. However, the Facility Agent may assume the sum has been paid to it and, in reliance on that assumption, make available to the Existing Lender a corresponding amount. If it transpires that the sum had not been made available, the Existing Lender will within five Business Days of demand by the Facility Agent refund the relevant amount together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, at a rate calculated by the Facility Agent to reflect its cost of funds.

9.2	Administrative details

Each New Lender confirms that it has delivered to the Facility Agent its initial details for the purposes of Clause 34 (Notices) of the Credit Agreement.

9.3	Administrative details

The Reference Banks are, subject to Clause 28.10 (Changes to the Reference Banks) of the Credit Agreement, Barclays Bank PLC, The Royal Bank of Scotland plc, Lloyds TSB Bank plc and Société Générale .

10.	GOVERNING LAW

This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

ORIGINAL BORROWERS

ORIGINAL GUARANTORS

EXISTING LENDERS

NEW LENDERS

SCHEDULE 2

LENDERS AND COMMITMENTS

Name of Lender	Facility A Commitment$

Total Facility A Commitments	$[ ]

Name of Lender	Facility B Commitment$

Total Facility B Commitments	$[ ]

SCHEDULE 3

LENDERS AND PARTICIPATIONS

Name of Lender	Facility A Participation

Name of Lender	Facility B Participation

SIGNATORIES

Company

[ ]

By:

Obligors

[ ]

By:

Arrangers

[ ]

By:

[ ]

By:

Existing Lender

[ ]

By:

[ ]

By:

New Lenders

[ ]

By:

Facility Agent

[ ]

By:

SCHEDULE 10

FORM OF GERMAN TAX CERTIFICATE

[Letterhead: Facility Agent]

To: [Borrower subject to German tax]

(“Borrower”)

Certification for presentation to the Tax Office for the purposes of Section 8a of Germany’s Corporation Tax Law

You have asked ●, acting as Facility Agent upon instruction and on behalf of the Lenders set forth in Annex 1 (“Lenders”) to issue a Certification for presentation to the Tax Office for the purposes of the Corporation Tax Law.1 We hereby declare regarding the credit facility dated ● in the amount of EUR ● (“Loan”) to ●.

☐	No securities on capital claims of persons other than the Borrower have been granted.[2]

☐	The following securities have been granted by persons other than the Borrower:

1.	Security in rem

☐	Pledges/Liens (e.g. of deposits)

☐	Assignments (e.g. assignments of receivables)

2.	Personal security (e.g. surety, guarantee, assumption of debt)

linked with the following:

☐	Securities in rem (e.g. on deposits)

☐	Assignments (e.g. assignments of receivables; global assignments)

☐	Submission to immediate foreclosure in respect of all or certain assets

☐	Agreed restraints on disposal

☐	Other agreements (e.g. pledges/liens under the General Standard Terms and Conditions)[3]

3.	Securities as mentioned above that have been waived during the term of the Loan

Other comments4

This Certification is based solely on information that is known to the employees of the Lenders who have worked on the Loan.

In providing this Certification, neither the Lenders – in the first place for legal reasons – nor the Facility Agent are offering any consultancy services on tax matters. In particular, neither the Lenders nor the Facility Agent will be responsible or liable for the respective Borrower’s success in obtaining any tax benefits which are the objective of this Certification.

Yours sincerely,

[Facility Agent]

acting as facility agent for the Lenders

Explanations:

1	The declaration should only be issued at the request of the Borrower on the occasion of one of the legal transactions mentioned (loan etc.) by the Bank/Savings Bank; furthermore, it must be issued spontaneously by the issuer of the original Certification whenever any change is made in the contract or in the securities which have been provided. .

2	The list of securities granted by third parties must be supplied and the grantors of the securities must be named regardless of whether not merely short-term deposits or not merely short-term other capital claims within the meaning of marginal note 20 of the FMOF letter of 15 July 2004 on Section 8a Corporation Tax Law (Federal Tax Gazette I 2004 p. 593) are involved. Furthermore, this information must be provided regardless of whether the security depends on the fulfilment of a condition (e.g. security is provided or the debt secured falls due) or on the expiration of a period.

3	All the securities and trust relationships granted for the loan must also be included (e.g. encumbrance of real property, mortgage, letter of responsibility, assignment as security).

4	Enter here if (other) persons who are not borrowers have granted security, but have not released the respective Lender from existing bank secrecy as regards this Certification.

SIGNATORIES

Company

SMITH & NEPHEW PLC

By:

Mandated Lead Arrangers

BARCLAYS CAPITAL

By:

LLOYDS TSB BANK PLC

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

By:

Original Lenders

BARCLAYS BANK PLC

By:

LLOYDS TSB BANK PLC

By:

THE ROYAL BANK OF SCOTLAND PLC

By:

SOCIÉTÉ GÉNÉRALE

By:

Facility Agent

THE ROYAL BANK OF SCOTLAND PLC

By: